Exhibit 99.1

News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER REPORTS FIRST QUARTER 2012 RESULTS

•	Q1 EPS from Continuing Operations Up 36% to $0.68

•	Q1 Comparable EPS from Continuing Operations Up 16% to $0.59

•	Q1 Total Revenue Up 8%; Operating Revenue Grows 9%

•	Full-Year 2012 Comparable EPS Forecast Raised to $4.02 to $4.12

MIAMI, April 24, 2012 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations for the three-month period ended March 31, 2012 were $0.68, compared with $0.50 in the year-earlier period. Earnings from continuing operations were $34.9 million, compared with $25.9 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations in the first quarter of 2012 included a net benefit of $0.09 and $4.3 million, respectively, related to a tax item, partially offset by acquisition-related restructuring costs. Earnings per diluted share and net earnings for the year-earlier period included a restructuring charge of $0.01 and $0.5 million, respectively. Excluding these items, comparable earnings per diluted share from continuing operations for the first quarter of 2012 were $0.59, up 16% from $0.51 in the same period of 2011. Comparable earnings from continuing operations of $30.6 million for the first quarter of 2012 were up 16% from $26.3 million in the year-earlier period. The increase in comparable earnings primarily reflects the benefit of a Fleet Management Solutions (FMS) acquisition, stronger used vehicle sales results and organic growth in commercial rental and in the Supply Chain Solutions (SCS) segment.

Total revenue for the first quarter of 2012 was $1.54 billion, up 8% from $1.43 billion in the same period last year, reflecting organic growth, the benefit of acquisitions, and fuel services. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.23 billion, up 9% compared with $1.13 billion in the year-earlier period. FMS business segment total revenue increased 9% due primarily to higher operating revenue, and to a lesser extent higher fuel services revenue. FMS operating revenue increased 10% due primarily to the Hill Hire acquisition, and stronger organic commercial rental and full service lease revenue. SCS business segment total and operating revenue both increased 7% due to improved freight volumes and new business.

Net earnings per diluted share (including discontinued operations) for the three-month period ended March 31, 2012 were $0.67 versus $0.48 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.01 in the first quarter of 2012, compared with a loss of $0.02 in the same period of the prior year. Net earnings for the first quarter of 2012 were $34.3 million versus $25.1 million in the year-earlier period.

Commenting on the Company’s first quarter 2012 performance, Ryder Chairman and CEO Greg Swienton said, “We delivered a solid quarter that was somewhat better than expected in an economy that is recovering only modestly. We are pleased that our largest product line, full service lease, showed organic fleet growth for the second consecutive quarter. Last year’s acquisition of Hill Hire in the United Kingdom also contributed significantly to our results for the quarter. Used vehicle sales performance improved due to stronger pricing. Supply Chain Solutions earnings showed better than expected performance due to higher volumes and new business, including especially strong performance from our dedicated contract carriage services. Commercial rental performance included a double-digit revenue increase driven by greater demand and better pricing, although utilization was lower than anticipated on a larger commercial rental fleet. Overall, our solid performance reflected effective execution by our team across the key areas of our business.”

First Quarter Business Segment Operating Results

Fleet Management Solutions (FMS)

In the FMS business segment, total revenue in the first quarter of 2012 was $1.07 billion, up 9% compared with the year-earlier period. Fuel services revenue in the first quarter of 2012 increased 7% compared with the same period in 2011 due to higher fuel prices. Operating revenue (revenue excluding fuel) in the first quarter of 2012 was $792.7 million, up 10% compared with the year-earlier period. Full service lease revenue increased 6% in the first quarter of 2012 due to acquisitions, higher prices on replacement vehicles, and organic fleet growth. Commercial rental revenue increased 26% reflecting higher pricing and improved global market demand, as well as acquisitions.

The FMS business segment’s earnings before tax (EBT) were $50.7 million in the first quarter of 2012, up 20% compared with $42.4 million in the same period of 2011. Increased earnings reflect the benefit of the Hill Hire acquisition closed in June of 2011, organic growth of the contractual lease and maintenance fleets, improved used vehicle sales results, and better commercial rental performance. These items were partially offset by higher maintenance costs to service a slightly older lease fleet, including increased vehicle outservicing activity, and commission expense related to new sales. Used vehicle sales results benefited from higher pricing and volume, partially offset by higher carrying costs on a larger inventory. Commercial rental performance improved as a result of higher pricing and increased market demand on a 31% larger average fleet (13% excluding acquisitions). While total demand grew strongly, the increase was somewhat less than anticipated. This resulted in power fleet utilization that was 68.9% for the first quarter of 2012, down from 72.5% in the year-earlier period, on a larger fleet. Business segment earnings before tax as a percentage of operating revenue were 6.4% in the first quarter of 2012, up 50 basis points from 5.9% in the same quarter a year ago.

Supply Chain Solutions (SCS)

In the SCS business segment, which includes all activity related to the Company’s dedicated contract carriage services, first quarter 2012 total revenue was $571.9 million, up 7% from the comparable period in 2011. First quarter 2012 operating revenue (revenue excluding subcontracted transportation) was $484.6 million, up 7% compared with the comparable period a year ago. SCS total revenue and operating revenue comparisons benefited from higher fuel cost pass-throughs, increased volumes, and new business. Total and operating revenue also benefited from the Scully Companies acquisition, closed in January of 2011. Revenue growth was largely driven by higher volumes in the automotive, retail and consumer packaged goods industry sectors, including increased services related to dedicated contract carriage.

The SCS business segment’s earnings before tax of $21.9 million, rose 8% compared with $20.2 million in the same quarter of 2011, driven by higher volumes and new business. First quarter 2012 earnings before tax for the business segment as a percentage of operating revenue remained unchanged from the year-earlier period at 4.5%.

Corporate Financial Information

Central Support Services

Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the first quarter of 2012, the unallocated portion of CSS costs was $9.5 million, up from $8.7 million in the year-earlier period, primarily driven by planned higher headcount.

Non-Service Pension Costs

Beginning in 2012, the non-service components of pension costs have been excluded from segment earnings before tax in order to more accurately reflect the operating performance of the business segments. Prior year segment earnings before tax have been recast to conform to the current year presentation. Non-service pension costs totaled $8.0 million in the first quarter of 2012, up from $4.5 million in the year-earlier period. This reflected primarily lower than expected pension asset returns in 2011, and lower assumed returns for 2012.

Restructuring and Other Items

Pre-tax restructuring charges totaled $0.9 million ($0.6 million after tax) or $0.01 per diluted share in the first quarter of 2012, and $0.8 million ($0.5 million after tax) or $0.01 per diluted share in the first quarter of 2011. The 2012 charges reflect restructuring costs associated with the Hill Hire integration, which is expected to be completed in the second quarter of 2012. The 2011 charges reflect restructuring charges associated with the Scully Companies acquisition.

Income Taxes

The Company’s effective income tax rate from continuing operations for the first quarter of 2012 was 26.9% of earnings before tax compared with 40.7% in the year-earlier period. The current period income tax rate was positively impacted by $5.0 million (10.4% of earnings before tax) from the favorable resolution of a tax item related to prior years, and a higher proportionate amount of earnings in lower rate jurisdictions. The year-earlier period income tax rate was adversely impacted by a tax law change in Illinois of $1.2 million (2.8% of earnings before tax).

Capital Expenditures

Capital expenditures from continuing operations were $787 million for the first quarter of 2012, compared with $448 million in the same period of 2011. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $693 million, compared with $377 million in the same period of 2011. The increase in capital expenditures reflects planned investments primarily to refresh and grow the full service lease fleet.

Cash Flow

Operating cash flow from continuing operations through March 31, 2012 was $186 million, down from $218 million in the same period of 2011, due to increased working capital needs. Total cash generated (including proceeds from used vehicle sales) from continuing operations through March 31, 2012, was $296 million, compared with $304 million in the same period of 2011. As expected, free cash flow from continuing operations through March 31, 2012 was negative $175 million, compared with negative $10 million for the same period of 2011, due primarily to refreshment and growth of the full service lease fleet.

Leverage

Balance sheet debt as of March 31, 2012 increased by $211 million compared with year-end 2011, due primarily to increased investments in vehicles. The leverage ratio for balance sheet debt as of March 31, 2012 was 262%, compared with 257% at year-end 2011. Total obligations to equity as of March 31, 2012 were 267%, compared with 261% at year-end 2011. Total obligations to equity remain within Ryder’s long-term target range of 250% to 300%.

2012 Outlook

Commenting on the Company’s outlook, Mr. Swienton said, “We are on track to reach our overall plans for the year, and we remain focused on leveraging secular trends that create long-term growth opportunities for the business. Looking ahead, we expect our full service lease fleet to continue growing, reflecting increased new and renewal sales activity. Commercial rental should also continue to demonstrate solid growth, although somewhat less robust than previously anticipated. We expect used vehicle sales results to be better than our original forecast, due to higher sales activity. In Supply Chain Solutions, increased new business and volume levels should contribute to higher than previously expected earnings. Based on our first quarter performance and current market factors, we are raising our full-year 2012 earnings forecast to a new range of $4.02 to $4.12 per share. We have also established a second quarter earnings forecast of $1.07 to $1.12 per share.”

About Ryder

Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

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Fleet Management Solutions – The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

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Supply Chain Solutions – The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. The segment now includes all activity related to the Company’s dedicated solution (dedicated contract carriage). These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-service pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and decreases in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting contractual lease demand, decreases in market demand in the commercial rental market and the sale of used vehicles, competition from other service providers, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, driver shortages and increasing driver costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, a decline in pension plan returns, changes in obligations relating to multi-employer plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations, adverse impacts of recently enacted regulations regarding vehicle emissions, any unanticipated or unrealized effects of the recent Japan earthquake and tsunami on our operations, customers, and vehicle suppliers, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, 2012 comparable EPS forecasts, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Tuesday, April 24, 2012, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH7706506 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-253-1051 (outside U.S. dial 1-402-220-9703), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED

Periods ended March 31, 2012 and 2011

(In millions, except per share amounts)

	Three Months
	2012	2011
Lease and rental revenues	$637.9	579.4
Services revenue	678.4	632.7
Fuel services revenue	220.1	213.2

Total revenues	1,536.3	1,425.4

Cost of lease and rental	455.6	408.5
Cost of services	577.9	537.9
Cost of fuel services	215.6	209.0
Other operating expenses	34.2	34.6
Selling, general and administrative expenses	196.0	173.1
Gains on vehicle sales, net	(22.0)	(12.3)
Interest expense	34.8	34.4
Miscellaneous income, net	(4.5)	(4.1)
Restructuring and other charges, net	0.9	0.8

	1,488.6	1,381.8

Earnings from continuing operations before income taxes	47.7	43.6
Provision for income taxes	(12.8)	(17.8)

Earnings from continuing operations	34.9	25.9
Loss from discontinued operations, net of tax	(0.6)	(0.7)

Net earnings	$34.3	25.1

Earnings (loss) per common share - Diluted
Continuing operations	$0.68	0.50
Discontinued operations	(0.01)	(0.02)

Net earnings	$0.67	0.48

Earnings per share information - Diluted
Earnings from continuing operations	$34.9	25.9
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.5)	(0.4)

Earnings from continuing operations available to common stockholders	$34.4	25.5

Weighted-average shares outstanding - Diluted	50.9	51.0

Memo:
Depreciation expense	$226.6	205.9

Subcontracted transportation	$87.3	83.1

Comparable earnings per share from continuing operations:
EPS from continuing operations	$0.68	0.50
Tax benefit	(0.10)	—
Restructuring and other charges	0.01	0.01

Comparable EPS from continuing operations	$0.59	0.51

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

(Dollars in millions)

	March 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$113.6	104.6
Other current assets	1,001.6	983.6
Revenue earning equipment, net	5,529.8	5,049.7
Operating property and equipment, net	625.5	624.2
Other assets	878.1	855.8

	$8,148.6	7,617.8

Liabilities and shareholders’ equity:
Short-term debt and current portion of long-term debt	$586.9	274.4
Other current liabilities	1,174.9	899.5
Long-term debt	3,006.3	3,107.8
Other non-current liabilities (including deferred income taxes)	2,009.2	2,018.1
Shareholders’ equity	1,371.4	1,318.2

	$8,148.6	7,617.8

SELECTED KEY RATIOS AND METRICS

	March 31, 2012	December 31, 2011
Debt to equity	262%	257%
Total obligations to equity *	267%	261%
Effective interest rate (average cost of debt)	4.0%	4.3%

	Three months
	2012	2011
Cash provided by operating activities from continuing operations	$186.3	217.6
Free cash flow*	(175.0)	(9.6)
Capital expenditures paid	471.0	313.2

Capital expenditures (accrual basis)	$787.4	448.0
Less proceeds from sales (primarily revenue earning equipment)	(94.2)	(71.2)

Net capital expenditures	$693.2	376.8

	Twelve months ended March 31,
	2012	2011
Return on average shareholders’ equity	12.7%	9.3%
Return on average assets	2.4%	2.0%
Adjusted return on capital *	5.6%	5.1%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED

Periods ended March 31, 2012 and 2011

(Dollars in millions)

	Three Months
	2012	2011	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$510.6	483.3	6%
Contract maintenance	39.9	38.1	5%

Contractual revenue	550.5	521.4	6%
Contract-related maintenance	53.6	44.7	20%
Commercial rental	171.2	135.7	26%
Other	17.4	17.3	1%
Fuel	278.6	261.1	7%

Total Fleet Management Solutions	1,071.4	980.1	9%
Supply Chain Solutions	571.9	535.8	7%
Eliminations	(107.0)	(90.5)	(18)%

Total revenue	$1,536.3	1,425.4	8%

Operating Revenue: *
Fleet Management Solutions	$792.7	719.0	10%
Supply Chain Solutions	484.6	452.7	7%
Eliminations	(48.4)	(42.6)	(14)%

Total operating revenue	$1,228.9	1,129.1	9%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$50.7	42.4	20%
Supply Chain Solutions	21.9	20.2	8%
Eliminations	(6.5)	(4.9)	(32)%

	66.1	57.6	15%
Unallocated Central Support Services	(9.5)	(8.7)	(9)%
Non-service pension costs	(8.0)	(4.5)	(77)%
Restructuring and other charges, net	(0.9)	(0.8)	13%

Earnings from continuing operations before income taxes	47.7	43.6	9%
Provision for income taxes	(12.8)	(17.8)	28%

Earnings from continuing operations	$34.9	25.9	35%

*	Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

Periods ended March 31, 2012 and 2011

(Dollars in millions)

	Three Months
	2012	2011	B(W)
Fleet Management Solutions
Total revenue	$1,071.4	980.1	9%
Fuel revenue	(278.6)	(261.1)	7%

Operating revenue *	$792.7	719.0	10%

Segment earnings before income taxes	$50.7	42.4	20%

Earnings before income taxes as % of total revenue	4.7%	4.3%

Earnings before income taxes as % of operating revenue *	6.4%	5.9%

Supply Chain Solutions
Total revenue	$571.9	535.8	7%
Subcontracted transportation	(87.3)	(83.1)	5%

Operating revenue *	$484.6	452.7	7%

Segment earnings before income taxes	$21.9	20.2	8%

Earnings before income taxes as % of total revenue	3.8%	3.8%

Earnings before income taxes as % of operating revenue *	4.5%	4.5%

Memo:
Dedicated services operating revenue	$282.1	249.6	13%
Dedicated services subcontracted transportation	46.2	38.3	21%

Dedicated services total revenue	328.3	287.9	14%

Fuel costs	$66.8	53.8	(24)%

*	Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

KEY PERFORMANCE INDICATORS

	Three months ended March 31,		Change 2012/2011
	2012	2011	Three Months
Full service lease
Average fleet count	121,500	111,600	9%
End of period fleet count (a)	121,700	111,800	9%
Miles/unit per day change - % (b)	(0.4)%	3.3%	(370	)bps

Commercial rental
Average fleet count	40,500	30,900	31%
End of period fleet count (a)	41,300	33,200	24%
Rental utilization - power units	68.9%	72.5%	(360	)bps
Rental rate change - % (c)	5.3%	12.1%	(680	)bps

Customer vehicles under contract maintenance
Average fleet count	35,400	33,300	6%
End of period fleet count	35,600	33,200	7%

SCS
Average fleet count (d)	11,500	10,900	6%

Used vehicle sales (UVS)
Average UVS inventory	7,400	5,200	42%
End of period fleet count (a)	8,700	5,000	74%
Used vehicles sold	5,000	4,100	22%
UVS pricing change - % (e)
Tractors	20%	42%	(2,200	)bps
Trucks	3%	44%	(4,100	)bps

(a)	Includes trailers acquired in Hill Hire acquisition (6,100 full-service lease and 3,300 commercial rental).
(b)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units (restated to exclude vehicles not yet earning revenue and vehicles no longer earning revenue)
(c)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended March 31,
	2012	2011
Total revenue	$1,536.3	1,425.4
Fuel services and subcontracted transportation revenue	(365.9)	(344.1)
Fuel eliminations	58.6	47.9

Operating revenue *	$1,228.9	1,129.1

DEBT TO EQUITY RECONCILIATION

	March 31, 2012	% to Equity	December 31, 2011	% to Equity
On-balance sheet debt	$3,593.2	262%	$3,382.1	257%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	63.2		64.0

Total obligations *	$3,656.4	267%	3,446.1	261%

CASH FLOW RECONCILIATION

	Three months
	2012	2011
Net cash provided by operating activities from continuing operations	$186.3	217.6
Proceeds from sales (primarily revenue earning equipment)	94.2	71.2
Collections on direct finance leases	15.5	14.8

Total cash generated *	296.0	303.6
Capital expenditures	(471.0)	(313.2)

Free cash flow *	$(175.0)	(9.6)

RETURN ON CAPITAL RECONCILIATION

	Twelve months ended March 31,
	2012	2011
Net earnings (12-month rolling period)	179.0	130.9
+ Restructuring and other items	5.8	6.8
+ Income taxes	103.5	68.7

Adjusted earnings before income taxes	288.3	206.5
+ Adjusted interest expense (b)	135.4	134.0
- Adjusted income taxes	(156.1)	(131.9)

= Adjusted net earnings for ROC (numerator)	267.6	208.7

Average total debt	3,255.9	2,591.4
Average off-balance sheet debt	72.2	109.1
Average shareholders’ equity	1,408.7	1,402.9
Adjustment to equity (c)	5.4	(1.3)

Adjusted average total capital (denominator)	4,742.1	4,102.1

Adjusted ROC *	5.6%	5.1%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.
(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c)	Represents comparable earnings items for those periods.

*	Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(In millions, except per share amounts)

	Three Months
	2012
	Reported Earnings	Adjustments	Comparable Earnings
Revenue	$1,536.3	—	1,536.3

Cost of lease and rental	455.6		455.6
Cost of services	577.9		577.9
Cost of fuel services	215.6		215.6
Other operating expenses	34.2		34.2
Selling, general and administrative expenses	196.0		196.0
Gains on vehicle sales, net	(22.0)		(22.0)
Interest expense	34.8		34.8
Miscellaneous income, net	(4.5)		(4.5)
Restructuring and other charges, net(a)	0.9	(0.9)	(0.0)

	1,488.6	(0.9)	1,487.7

Earnings from continuing operations before income taxes	47.7	0.9	48.6
Provision for income taxes (b)	(12.8)	(5.2)	(18.0)

Earnings from continuing operations	34.9	(4.3)	30.6

Tax rate on continuing operations	26.9%		37.1%

Earnings per common share - Diluted:

Continuing operations	$0.68	(0.09)	$0.59

	Three Months
	2011
	Reported Earnings	Adjustments	Comparable Earnings
Revenue	$1,425.4	—	1,425.4

Cost of lease and rental	408.5		408.5
Cost of services	537.9		537.9
Cost of fuel services	209.0		209.0
Other operating expenses	34.6		34.6
Selling, general and administrative expenses	173.1		173.1
Gains on vehicle sales, net	(12.3)		(12.3)
Interest expense	34.4		34.4
Miscellaneous income, net	(4.1)		(4.1)
Restructuring and other charges, net(c)	0.8	(0.8)	—

	1,381.8	(0.8)	1,381.0

Earnings from continuing operations before income taxes	43.6	0.8	44.4
Provision for income taxes	(17.8)	(0.3)	(18.1)

Earnings from continuing operations	25.9	0.5	26.3

Tax rate on continuing operations	40.7%		40.7%

Earnings per common share - Diluted:

Continuing operations	$0.50	0.01	$0.51

Notes regarding adjustments:

(a)	Restructuring charges for acquisition-related lease termination costs.
(b)	Tax benefit related to favorable resolution of tax items from prior periods and tax impact of restructuring charges.
(c)	Restructuring charges for acquisition-related severance and contract termination costs.

Note: Amounts may not be additive due to rounding.